Exhibit 99.1

N  e  w  s     r  e  l  e  a  s  e

QLT PROVIDES FURTHER UPDATE ON MERGER WITH AUXILIUM PHARMACEUTICALS, INC.

Auxilium’s Board of Directors Reaffirms Recommendation of QLT Transaction

For Immediate Release	September 22, 2014

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) announces that it has been advised by Auxilium Pharmaceuticals, Inc. (“Auxilium”) that Auxilium’s board of directors (the “Auxilium Board”) has reviewed the unsolicited offer from Endo International plc (“Endo”) to acquire all of the issued and outstanding shares of Auxilium (the “Endo Proposal”) and, after consulting with its independent financial and legal advisors, has unanimously determined that the Endo Proposal is not a superior proposal under the terms of the Agreement and Plan of Merger (the “Merger Agreement”) among QLT, Auxilium, QLT Holding Corp., and QLT Acquisition Corp., dated June 25, 2014. Auxilium has further advised that the Auxilium Board has unanimously reaffirmed its recommendation that Auxilium’s stockholders vote in favor of the adoption of the Merger Agreement, and has not withdrawn, modified, withheld, changed or qualified its recommendation with respect to the proposed merger with QLT pursuant to the Merger Agreement.

Subject to certain conditions in the Merger Agreement, Auxilium maintains the right to engage in discussions with Endo regarding the Endo Proposal and with other third parties.

QLT’s board of directors reaffirms its support for the merger with Auxilium pursuant to the Merger Agreement and believes that such a transaction continues to be in the best interests of QLT and fair to its shareholders.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

On June 25, 2014, QLT entered into Merger Agreement. The Merger Agreement provides for a business combination whereby AcquireCo will be merged with and into Auxilium (the “Merger”). As a result of the Merger, the separate corporate existence of AcquireCo will cease and Auxilium will continue as the surviving corporation. On the date of the closing of the Merger, Auxilium will become an indirect wholly owned subsidiary of QLT.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

In connection with the proposed Merger, QLT has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a preliminary joint proxy statement/circular of Auxilium and QLT and also constitutes a prospectus of QLT. Auxilium and QLT plan to mail the joint proxy statement/circular to their respective stockholders. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/CIRCULAR WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the joint proxy statement/circular, as well as other filings containing information about Auxilium and QLT, free of charge, at the website maintained by the SEC at www.sec.gov and, in QLT’s case, also on the System for Electronic Document Analysis Retrieval (“SEDAR”) website maintained by the Canadian Securities Administrators (“CSA”) at www.sedar.com. QLT stockholders may also obtain these documents, free of charge, from QLT’s website at www.qltinc.com under the heading “Investors” and then under the heading “Proxy Circulars” or upon request directly to QLT to the attention of “QLT Investor Relations”, 887 Great Northern Way, Suite 250, Vancouver, British Columbia, Canada, V5T 4T5. Auxilium stockholders may also obtain these documents, free of charge, from Auxilium’s website (www.Auxilium.com) under the heading “Investors—SEC Filings” or by directing a request to made to Auxilium’s Secretary at Auxilium Pharmaceuticals, Inc., 640 Lee Road, Chesterbrook, PA 19087.

Participants in the Solicitation

The respective directors and executive officers of QLT and Auxilium and other persons may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the joint proxy statement/circular. Information regarding QLT directors and executive officers is available in its Annual Report on Form 10-K/A filed with the SEC and CSA by QLT on April 30, 2014, and information regarding Auxilium’s directors and executive officers is available in its definitive proxy statement filed with the SEC by Auxilium on April 10, 2014. These documents can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the joint proxy statement/circular and other relevant materials to be filed with the SEC and the CSA when they become available.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements relating to the completion of the Merger; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future” “projects,” “potential,” “could,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following risks, uncertainties and other factors: the effect that QLT’s announcements and actions will have on the market price of our securities; actions that may be taken by Auxilium in response to the Endo Proposal, including the determination that the Endo Proposal is a superior proposal under the Merger Agreement; actions that may be taken by Endo with respect to the Endo Proposal and the potential acquisition of Auxilium; factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.